Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Stock Purchase Rights)
of
Autobytel Inc.
at
$0.35 Net Per Share
by
Infield Acquisition, Inc.,
a wholly-owned subsidiary of
Trilogy Enterprises, Inc.,
a wholly-owned subsidiary of
Trilogy, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M.,
NEW YORK CITY TIME, ON MAY 19, 2009, UNLESS THE OFFER IS EXTENDED.

The offer is conditioned upon, among other things: (i) there having been validly tendered and not withdrawn prior to the expiration of the offer at least the number of shares of common stock, $0.001 par value per share, of Autobytel Inc., together with the associated stock purchase rights (“Rights” and together with such associated shares of common stock, “Shares”), which, together with the Shares then owned by Trilogy, Inc. and its subsidiaries (including Infield Acquisition, Inc. (“Purchaser”)), represents a majority of the total number of Shares then outstanding on a fully-diluted basis; (ii) Purchaser being satisfied that the Rights have been redeemed or invalidated or are otherwise inapplicable to the offer, the proposed second-step merger contemplated hereby, and any alternative proposal; (iii) Purchaser being satisfied that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the offer, the proposed second-step merger contemplated hereby, and any alternative proposal; and (iv) Purchaser being satisfied that Purchaser will control Autobytel’s Board of Directors immediately after the offer is consummated. Other conditions to the offer are described herein under the caption “Conditions to the Offer.” The offer is not subject to any financing condition.

Subject to applicable law, Purchaser reserves the right to (i) amend the offer upon entering into a merger agreement with Autobytel (including to amend the offer price, the number of Shares to be purchased, and the consideration to be offered in any merger) and (ii) negotiate a merger agreement with Autobytel (not involving a tender offer) whereby Purchaser would terminate the offer and the Shares would be converted upon consummation of the merger into the consideration negotiated by Purchaser and Autobytel.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The date of this Offer to Purchase is April 20, 2009.

SCHEDULES
Schedule I	Additional Information	30
Schedule II	Delaware General Corporation Law, Section 262, Appraisal Rights	33

SUMMARY TERM SHEET

Infield Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Trilogy Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of Trilogy, Inc., a Delaware corporation, is making a third-party tender offer for, and offering to purchase, all issued and outstanding shares of common stock, $0.001 par value per share of Autobytel Inc., a Delaware corporation, together with the associated stock purchase rights (“Rights” and together with such associated shares, “Shares”), at a net price per Share equal to $0.35 in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (together with this Offer to Purchase and any amendments or supplements thereto, the “Offer”). Unless the context requires otherwise, each reference herein to “we,” “us,” “our,” or the “Purchaser” is to Infield Acquisition, Inc.

This Summary Term Sheet is intended to serve as an overview of the material matters that are presented elsewhere herein and in the accompanying documents provided to security holders, and provide security holders with sufficient information to understand the essential features and significance of the proposed transaction. This Summary Term Sheet briefly describes in bullet point format the most material terms of the proposed transaction. The bullet points cross-reference more detailed discussions contained elsewhere herein and in the other disclosure documents disseminated to security holders. This Summary Term Sheet does not recite or contain, and is not meant to be a substitute for, all information contained elsewhere herein and in the other disclosure documents provided to security holders and may not contain all information that is important to you. For a more detailed description of the material terms of the proposed transaction and additional information that may be important to you and to better understand the proposed transaction, you should carefully read this entire Offer to Purchase and the accompanying Letter of Transmittal. Questions and requests for assistance may be directed to the information agent for the proposed transaction at the address(es) and telephone number(s) for the information agent set forth herein.

Who is offering to purchase securities?

•	We are. Our name is Infield Acquisition, Inc. We are a newly-formed Delaware corporation organized for the purpose of making the Offer. We have no assets or operations and have not carried on any activities other than in connection with the Offer and as described herein. We are a direct, wholly-owned subsidiary of Trilogy Enterprises, Inc., a Delaware corporation. Trilogy Enterprises provides technology-powered business products and services to the automotive industry. We are affiliated with Versata Enterprises, Inc., a Delaware corporation. Versata Enterprises provides enterprise software products and services. As of the date hereof, Versata Enterprises is Autobytel’s second largest stockholder and owns 3,346,003 (or approximately 7.4%) of the outstanding Shares. Each of Trilogy Enterprises and Versata Enterprises is a direct, wholly-owned subsidiary of Trilogy, Inc., a Delaware corporation. Trilogy is a holding company and provides technology-powered business products and services through its subsidiaries. Joseph A. Liemandt is the President, Chief Executive Officer, and Chairman of the Board of Directors of each of Purchaser and Trilogy Enterprises, an officer and a director of Versata Enterprises, and the President, Chief Executive Officer, Chairman of the board of directors, and controlling stockholder of Trilogy. Mr. Liemandt may be deemed to control each of Trilogy, Versata Enterprises, Trilogy Enterprises, and Purchaser. See “Identity and Background of Filing Person(s).”

What securities are we offering to purchase?

•	We are offering to purchase all of the issued and outstanding Shares together with the Rights. See “Introduction” and “Terms of the Offer.”

How much are we offering to pay for the securities and what is the form of payment?

•	We are offering to pay $0.35 net per Share in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See the “Introduction” and “Terms of the Offer.”

Will you have to pay any brokerage or similar fees to tender your securities?

•	If you are the record owner of your Shares and you tender your Shares in the Offer, we do not anticipate that you will have to pay any brokerage or similar fees. However, you may have to pay stock transfer taxes with respect to the sale of your Shares pursuant to the Offer (including as provided by the Letter of Transmittal) and, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” and “Terms of the Offer.”

Will we have the financial resources necessary to pay for the securities?

•	Our parent company, Trilogy, has committed to provide for the funds necessary to purchase the securities tendered in the Offer. Based upon Autobytel’s filings with the Commission, we estimate that funds in the amount of approximately $15.0 million will be necessary to purchase such securities. As of the date hereof, Trilogy had available cash and cash equivalents in excess of such amount. The Offer is not subject to any financing condition. See “Sources and Amount of Funds.”

Is our financial condition relevant to your decision to tender in the Offer?

•	We do not believe that our financial condition is relevant to your decision to tender in the Offer because we are offering to pay solely in cash, we are offering to purchase all of the issued and outstanding Shares, the Offer is not subject to any financing condition, and we expect to use funds provided by Trilogy to consummate the Offer and the proposed second-step merger and pay the related fees and expenses. See “Sources and Amount of Funds.”

Why are we making the Offer?

•	We are making the Offer because we want to acquire control of, and ultimately acquire the entire equity interest in, Autobytel. If the Offer is consummated, we plan to consummate the proposed second-step merger as soon as practicable. If the second-step merger is consummated as proposed, Autobytel would become a direct, wholly-owned subsidiary of Trilogy Enterprises and each Share not purchased in the Offer or otherwise then outstanding (other than Shares held by Trilogy and its subsidiaries or stockholders who perfect their appraisal rights) will be converted into the right to receive a net amount per Share in cash equal to the highest net price per Share paid pursuant to the Offer (without interest and subject to applicable withholding taxes). See “Purposes of the Offer and Plans, Proposals or Negotiations.”

Have we had discussions with Autobytel?

•	Yes. We have attempted to discuss a potential sale of Autobytel and various pother potential business alternatives with Autobytel without success. See “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements.”

What are the most significant conditions to the Offer?

•	The Offer is conditioned upon, among other things: (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares, which, together with the Shares then owned by Trilogy and its subsidiaries, represents a majority of the total number of Shares then outstanding on a fully-diluted basis; (ii) us being satisfied that the Rights have been redeemed or invalidated or are otherwise inapplicable to the Offer, the proposed second-step merger, and any alternative proposal; (iii) us being satisfied that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Offer, the proposed second-step merger, and any alternative proposal; and (iv) us being satisfied that we will control Autobytel’s Board of Directors immediately after the Offer is consummated. The Offer is also subject to additional conditions. See “Terms of the Offer” and “Conditions to the Offer.”

What are the “Rights”?

•	The Rights were issued to all Autobytel stockholders, but currently are not represented by separate certificates. Instead, they are represented by the certificates for Shares. Unless the Rights are distributed to stockholders, a tender of Shares will include a tender of the Rights. If the Rights are distributed, a holder will need to tender one Right with each Share tendered. See “Procedures for Tendering Shares” and “Purposes of the Offer and Plans, Proposals or Negotiations.”

•	The Rights are described in Autobytel’s Quarterly Report on Form 8-K dated July 30, 2004. The terms of the Rights are set forth in the Rights Agreement dated July 30, 2004 by and between Autobytel and Computershare Trust Company, N.A., successor-in-interest to U.S. Stock Transfer Corporation as Rights Agent. According to the Form 8-K, on July 30, 2004, Autobytel’s Board of Directors declared a dividend of one Right for each Share outstanding as of August 10, 2004 (and for each Share that becomes outstanding between such date and the Distribution Date (as defined herein under the caption “Purposes of the Offer and Plans, Proposals or Negotiations”). Each Right entitles the registered holder to purchase from Autobytel one one-hundredth of a share of Autobytel’s Series A Junior Participating Preferred Stock (the “Preferred Shares”) at a price of $65.00 per one one-hundredth of a share (as the same may be adjusted, the “Preferred Share Purchase Price”). The Rights are transferable only with the Shares until they become exercisable. The Rights will not become exercisable until the Distribution Date and will expire on July 30, 2014 (the “Rights Expiration Date”), unless earlier redeemed by Autobytel. See “Purposes of the Offer and Plans, Proposals or Negotiations.”

•	In the event that any person or group of affiliated or associated persons (other than certain specifically designated persons or groups) (an “Acquiring Person”) acquires beneficial ownership of 15% or more of the Shares, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will have the right to receive upon exercise of a Right and payment of the Preferred Share Purchase Price, that number of Shares having a market value of two times the Preferred Share Purchase Price. In the event that, after a person or group has become an Acquiring Person, Autobytel is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom Autobytel has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Preferred Share Purchase Price.

•	Based on information made publicly available by Autobytel, Purchaser believes that, as of the date hereof, the Rights are not exercisable, certificates representing the Rights (the “Rights Certificates”) have not been issued and the Rights are evidenced by the certificates representing the Shares (the “Share Certificates”). Purchaser believes that, as a result of the commencement of the offer, the Distribution Date may occur as early as ten business days following the date of this Offer to Purchase unless Autobytel’s Board of Directors determines to postpone the Distribution Date. See “Purposes of the Offer and Plans, Proposals or Negotiations.”

How long do you have to decide whether to tender in the Offer?

•	You will have until 12:01 A.M., New York City time, on Tuesday, May 19, 2009, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described herein under the caption “Procedures for Tendering Shares.”

Can the Offer be extended, and under what circumstances?

•	Yes. We expressly reserve the right, in our sole discretion, but subject to applicable law, to extend the period of time during which the Offer remains open. See “Terms of the Offer.”

How will you be notified if the Offer is extended?

•	If we decide to extend the Offer, we will inform the depositary for the Offer of the fact, and will issue a press release giving the new expiration date no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was previously scheduled to expire. See “Terms of the Offer.”

How do you tender your Shares?

•	To tender your Shares in the Offer, you must:

•	Complete and sign the accompanying Letter of Transmittal (or manually signed facsimile thereof) in accordance with the instructions thereto and mail or deliver it together with your Share Certificates, and any other required documents, to the depositary for the Offer;

•	Tender your Shares pursuant to the procedure for book-entry transfer described herein under the caption “Procedures for Tendering Shares”; or

•	If your Share Certificates are not immediately available or if you cannot deliver your Share Certificates, and any other required documents to the depositary for the Offer prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Shares if you comply with the guaranteed delivery procedures described herein under the caption “Procedures for Tendering Shares.”

When will you get paid if you tender my Shares?

•	If all of the conditions of the Offer are satisfied or waived and your Shares are accepted for payment, we will pay you promptly after the expiration of the Offer. See “Acceptance for Payment and Payment of Shares.”

Until what time can you withdraw previously tendered Shares?

•	You may withdraw previously tendered Shares any time prior to the expiration of the Offer, and, unless we have accepted the Shares pursuant to the Offer, you may also withdraw any tendered Shares at any time after June 19, 2009. This right to withdraw will not apply to any subsequent offering period. See “Withdrawal Rights.”

How do you withdraw previously tendered Shares?

•	To properly withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary for the Offer while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See “Withdrawal Rights.”

What does Autobytel’s Board of Directors think of the Offer?

•	The Offer has not been reviewed by Autobytel’s Board of Directors. Within 10 business days after the date of this Offer to Purchase, Autobytel is required by law to publish, send or give to you (and file with the Commission) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer. See “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements.”

Do we intend to undertake a proxy or consent solicitation to remove the directors of Autobytel?

•	If we determine that a proxy or consent solicitation is or will be necessary or advisable in order to further our objective to acquire Autobytel, we may determine to commence a solicitation of proxies or written consents from Autobytel’s stockholders in order to, among other things, remove each member of Autobytel’s board of directors and replace such directors with nominees selected by us to serve as the directors of Autobytel. We would expect that any directors selected by us would, subject to their fiduciary duties, support the Offer and the proposed second-step merger and take all action necessary or appropriate to enable the Offer and the proposed second-step merger to be consummated, including all actions necessary to cause the conditions to the Offer to be satisfied. Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies or consents in connection with any proxy or consent solicitation. Any such proxy or solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with the requirements of the rules and regulations of the Commission. See “Introduction.”

Will you be required to grant a proxy or consent in order to tender your Shares in the Offer?

•	No. The granting of a proxy or consent to us under a proxy or consent solicitation is not a prerequisite to tendering Shares in the Offer. See “Introduction” and “Procedures for Tendering Shares.”

Will Autobytel continue as a public company?

•	No. If the Offer is successful and the proposed second-step merger is completed, Autobytel will no longer be publicly owned. In addition, if the Offer is consummated, there may be so few remaining stockholders and publicly held Shares (before or after the proposed second-step merger) that there may not be a public trading market for the Shares, and Autobytel may cease making filings with the Commission or otherwise cease being required to comply with the Commission’s rules relating to publicly held companies. See “Certain Information Concerning the Company.”

Will the Offer be followed by a merger if all the Shares are not tendered?

•	If we accept for payment and pay for at least a majority of the outstanding Shares on a fully-diluted basis, we expect to consummate the proposed second-step merger whereby Autobytel would become a direct, wholly-owned subsidiary of Trilogy Enterprises and each Share not purchased in the Offer and/or otherwise then outstanding (other than Shares held by Trilogy and its subsidiaries or stockholders who perfect their appraisal rights) will be converted into the right to receive a net amount per Share in cash equal to the highest net price per Share paid pursuant to the Offer (without interest and subject to applicable withholding taxes). See “Introduction” and “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements.”

If you decide not to tender, how will the Offer affect your Shares?

•	If you decide not to tender your Shares in the Offer, upon occurrence of the proposed second-step merger, you will receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Therefore, the difference to you between tendering your Shares in the Offer and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer and you will not have appraisal rights under Delaware law. If you hold your Shares at the time of the completion of the proposed second-step merger, you will also be entitled to appraisal rights under Delaware law. In addition, if the Offer is consummated, there may be so few remaining stockholders and publicly held Shares (before or after the proposed second-step merger) that there may not be a public trading market for the Shares, and Autobytel may cease making filings with the Commission or otherwise cease being required to comply with the Commission’s rules relating to publicly held companies.

Are appraisal rights available in either the Offer or the proposed second-step merger?

•	Appraisal rights are not available in the Offer. After the Offer, if the proposed second-step merger takes place, appraisal rights will be available to holders of shares who do not vote in favor of the proposed merger and who properly seek appraisal rights for their Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware. The value you would receive if you perfect your appraisal rights could be more or less than, or the same as, the price per Share to be paid in the proposed merger. See “Purposes of the Offer and Plans, Proposals or Negotiations.”

What is the market value of your Shares as of a recent date?

•	On April 17, 2009, the last trading day before we commenced the Offer, the closing price per Share reported on the NASDAQ Global Market was $0.30 per Share. The offer price of $0.35 net per Share represents a premium of approximately 32% over the trailing 30-day average closing price of Autobytel’s common stock. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See “Trading Market and Price.”

What are the U.S. federal income tax consequences of the proposed transaction?

•	The receipt of cash in the Offer or the proposed second-step merger in exchange for Shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See “Certain Federal Income Tax Consequences.”

With whom may I talk if I have questions about the Offer?

•	You can call the information agent for the Offer at (800) 662-5200 (toll free). See the back cover of this Offer to Purchase.

To the Stockholders of Autobytel Inc.:

INTRODUCTION

Infield Acquisition, Inc. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Trilogy Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of Trilogy, Inc., a Delaware corporation, is making a third-party tender offer for, and offering to purchase, all issued and outstanding shares of common stock, $0.001 par value per share of Autobytel Inc., a Delaware corporation, together with the associated stock purchase rights (“Rights” and together with such associated shares, “Shares”), at a net price per Share equal to $0.35 in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (together with this Offer to Purchase and any amendments or supplements thereto, the “Offer”).

The Rights were issued pursuant to the Rights Agreement dated as of July 30, 2004 by and between Autobytel and Computershare Trust Company, N.A., successor-in-interest to U.S. Stock Transfer Corporation as Rights Agent. Unless the context otherwise requires, all references herein to the “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to the holder of Rights pursuant to the Rights Agreement. See “Identity and Background of Filing Person(s)” for additional information concerning Purchaser.

Tendering stockholders who have shares registered in their own names will not be obligated to pay brokerage fees or commissions or, except as otherwise provided by the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commission will apply. Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to required back-up U.S. federal income tax withholdings on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See “Certain Federal Income Tax Consequences.”

Purchaser will pay all charges and expenses of Continental Stock Transfer & Trust Company (the “Depositary”) and Morrow & Co., LLC (the “Information Agent”) incurred in connection with the Offer. See “Certain Agreements, Regulatory Requirements and Legal Proceedings.”

The purpose of the Offer is to enable Purchaser to acquire control of, and ultimately acquire the entire equity interest in, Autobytel. The Offer, as the first step in the acquisition of Autobytel, is intended to facilitate the acquisition of all issued and outstanding Shares. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Autobytel consummate a second-step merger or similar business combination with Purchaser or another direct or indirect wholly-owned subsidiary of Trilogy (the “Proposed Merger”), pursuant to which each then outstanding Share (other than Shares held by Trilogy or its subsidiaries (including, without limitation, Versata Enterprises and Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer. Under the General Corporation Law of the State of Delaware (the “DGCL”) as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to approve the Proposed Merger without a vote of Autobytel’s Board of Directors or Autobytel’s stockholders. If Purchaser does not acquire at least 90% of the outstanding Shares, Purchaser would have to obtain the required approval of Autobytel’s Board and stockholders to effect the Proposed Merger.

Notwithstanding the foregoing, certain terms of the Rights Agreement and certain provisions of the DGCL may affect Purchaser’s ability to obtain control of Autobytel and Purchaser’s ability to consummate the Proposed Merger. The timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of Autobytel’s Board, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, and the Board Control Condition (each as defined below) and all other conditions set forth herein are satisfied or waived. There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated. See “Purposes of the Offer and Plans, Proposals or Negotiations” and “Conditions to the Offer.”

The Offer has not been reviewed by Autobytel’s Board or management. No later than ten business days from the date of this Offer to Purchase, Autobytel is required by law to publish, send or give to you a statement disclosing whether the Board either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer.

If Purchaser deems it necessary or advisable in connection with Purchaser’s proposal to acquire Autobytel, Purchaser may decide to commence a proxy solicitation or solicitation of written consents from Autobytel’s stockholders (a “Potential Proxy Solicitation”) to, among other things, remove each of the current members of Autobytel’s Board and any person (other than any nominees appointed pursuant to a Potential Proxy Solicitation) elected or appointed to Autobytel’s Board by such directors to fill any vacancy on Autobytel’s Board or any newly-created directorships and elect Purchaser’s nominees to serve as directors of Autobytel. Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies or consents in connection with a Potential Proxy Solicitation or otherwise. Any such solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

Purchaser reserves the right to amend the Offer (including, without limitation, by amending the number of Shares to be purchased and the Offer price) upon entering into a merger agreement with Autobytel, or to negotiate a merger agreement with Autobytel not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Purchaser and Autobytel.

The Offer is subject to certain conditions, including, without limitation:

1. The Minimum Tender Condition.  Consummation of the Offer is conditioned upon there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that when added to Shares then owned by Trilogy and its affiliates (including, without limitation, Versata Enterprises and Purchaser), shall constitute a majority of the then outstanding Shares on a fully-diluted basis, which shall mean, as of any time, the number of Shares outstanding, together with all Shares which Autobytel would be required or permitted to issue in satisfaction of the terms of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, Shares under which the right to convert or exchange into or exercise for Shares has or will have accrued, assuming consummation of the Offer and the Proposed Merger (the “Minimum Tender Condition”). For purposes of the Offer, “fully-diluted basis” assumes that all outstanding stock options, warrants and convertible notes are presently exercisable and none of the warrants and stock options are exercisable on a cashless basis.

2. The Rights Condition.  Consummation of the Offer is conditioned upon Autobytel’s Board redeeming the Rights or Purchaser being satisfied in its sole discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger or any alternative proposal (the “Rights Condition”).

Unless the Rights Condition is satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures described herein under the caption “Procedures for Tendering Shares.” If no Distribution Date (defined below) occurs, a tender of Shares will also constitute a tender of the associated Rights.

Purchaser believes that under the circumstances of the Offer, Autobytel’s Board has a fiduciary duty and obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger and any alternative proposal), and Purchaser hereby requests that Autobytel’s Board do so. However, there can be no assurance that Autobytel’s Board will redeem the Rights or so amend the Rights Agreement.

Purchaser may determine to seek to remove each member of the Autobytel’s Board and replace them with directors who Purchaser believes will consider, to the extent that it is in the best interest of Autobytel’s stockholders, taking action to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger and any alternative proposal). Subject to their fiduciary duties, the Purchaser’s nominees, if elected, are expected to support the Offer and the Proposed Merger and take all actions necessary to satisfy the Rights Condition.

3. The Section 203 Condition.  Consummation of the Offer is conditioned upon, Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL (“Section 203”) are inapplicable to the Offer, the Proposed Merger and any other business combination involving Trilogy or any of its affiliates (including Versata Enterprises and/or Purchaser) and Autobytel (the “Section 203 Condition”). In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. See “Purposes of the Offer and Plans, Proposals or Negotiations.”

4. The Board Control Condition.  Consummation of the Offer is conditioned upon, Purchaser being satisfied, in its sole discretion, that Purchaser will control Autobytel’s Board immediately after the Offer is consummated (the “Board Control Condition”). If the Offer is consummated and Purchaser cannot control Autobytel’s Board, Autobytel’s Board could take action to significantly dilute Purchaser’s ownership stake and/or other action(s) that could materially and adversely affect Purchaser’s investment in Autobytel and the Shares purchased pursuant to the Offer. If the Offer is consummated, Purchaser would become the majority stockholder of Autobytel. In that case, Purchaser believes that it is fair and reasonable for Purchaser to expect to have commensurate or otherwise appropriate representation on Autobytel’s Board.

In order to provide for such control, Purchaser expects Autobytel’s Board members to resign or increase the authorized number of directors and otherwise take action as appropriate to cause a sufficient number of nominees selected by Purchaser to serve as directors of Autobytel. Purchaser would expect that any directors selected by Purchaser would, subject to their fiduciary duties, support the Offer and the Proposed Merger and take all action necessary or appropriate to enable the Offer and the Proposed Merger to be consummated, including all actions necessary to cause the conditions to the Offer to be satisfied. There can be no assurance that Autobytel’s Board will take such actions.

Certain other conditions to the consummation of the Offer are discussed herein under the caption “Conditions to the Offer.” Purchaser reserves the right (subject to the applicable rules and regulations of the SEC) to amend or waive any one or more of the terms and conditions of the Offer, including, without limitation, the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, and the Board Control Condition. See “Terms of the Offer” and “Certain Conditions of the Offer.”

The Offer will expire at 12:01 A.M., New York City time, on Tuesday, May 19, 2009, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

To tender all or any portion of such stockholder’s Shares:

•	A stockholder of record that has the certificate(s) representing such Shares or can comply with the procedures for book-entry transfer described herein under the caption “Procedures for Tendering Shares” may complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions thereto and deliver such Letter of Transmittal together with such certificate(s) and all other required documents to Continental Stock Transfer & Trust Company, the depositary and paying agent for the offer (the “Depositary”), or tender such Shares pursuant to such book-entry transfer procedures;

•	A stockholder of record that does not have the certificate(s) representing such Shares and cannot comply with the procedures for book-entry transfer described under the caption “Procedures for Tendering Shares” herein may tender such Shares pursuant to the procedures for guaranteed delivery described under the caption “Procedures for Tendering Shares” herein; and

•	A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee may contact such nominee and instruct such nominee to tender such Shares for such stockholder.

Stockholders may contact Morrow & Co., LLC, the information agent for the offer (the “Information Agent”), at the address(es) and telephone number(s) for the Information Agent set forth on the back cover hereof with any questions or requests for assistance or copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other related materials. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee may contact such nominee with any questions or requests for assistance or copies of such materials.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in “Withdrawal Rights”) on or prior to the Expiration Date. “Expiration Date” means 12:01 A.M., New York City time, on Tuesday, May 19, 2009, unless and until Purchaser shall have extended the period during which the Offer is open, in which case “Expiration Date” shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

There is no financing condition to the Offer. The Offer is subject to the conditions set forth under “Conditions to the Offer,” including the satisfaction of the Minimum Tender Condition, the Rights Condition, the Section 203 Condition and the Board Control Condition. Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right (but will not be obligated) to amend or waive any such condition in whole or in part, in its sole discretion. Subject to the compliance with applicable rules and regulation of the Commission, including Rules 14d-4(d)(i), 14d-6(c) and 14e-1, Purchaser may elect to: (1) extend the Offer and, subject to withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended; (2) waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or (3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered shares to tendering stockholders.

Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of the tendering stockholder to withdraw Shares. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

Subject to any applicable rules and regulation of the Commission, including Rules 14d-4(d)(i), 14d-6(c) and 14e-1, Purchaser expressly reserves the right to: (1) terminate or amend the Offer if any of the conditions referred to in “Conditions to the Offer” has not been satisfied or upon the occurrence of any of the events specified in “Conditions to the Offer;” or (2) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

If Purchaser extends the Offer or if Purchaser is delayed in acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under the caption “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender Offer materials (including by public announcement) and extend the Offer to the extent required by Rules 14d-6(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing including the relevant materiality of the changed terms or information. In the Commission’s view, an Offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, and the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of the increase or decrease is first announced, sent or given to holders of Shares, Purchaser will extend the Offer at least until the expiration of such tenth business day.

If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increased consideration.

Subject to the applicable rules and regulations of the Commission, Purchaser may, in its sole discretion, elect to extend the Offer to Purchase beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the “Subsequent Offering Period”), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser’s obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures described herein under the caption “Withdrawal Rights”) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See “Withdrawal Rights.” Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release prior to 9:00 A.M., New York City time, on the business day immediately following the previously scheduled expiration date of the Offer.

For purposes of the Offer, a “business day” means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 A.M. through 5:00 P.M., New York City time.

In the event that Purchaser subsequently elects to include a Subsequent Offering Period, no withdrawal rights would apply to Shares tendered during such Subsequent Offering Period and no withdrawal rights would apply during such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

A request may be made to Autobytel for use of Autobytel’s stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Autobytel with this request and receipt of these lists or listings from Autobytel, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose name, or names of whose nominees, appear on Autobytel’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser. Alternatively, if Autobytel so elects, the materials will be mailed to stockholders by Autobytel. A request may also be made to Autobytel pursuant to Section 220 of the DGCL to inspect Autobytel’s ledger, a list of Autobytel’s stockholders and certain of Autobytel’s other books and records.

2.	Acceptance for Payment and Payment of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered (and not properly withdrawn in accordance with the procedures described herein under the caption “Withdrawal Rights”) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right in its sole discretion to delay payment for Shares (i) in order to comply in whole or in part with applicable laws (See “Terms of the Offer” and “Certain Agreements, Regulatory Requirements and Legal Proceedings”) or (ii) if any of the conditions to the Offer specified herein under the caption “Introduction” or “Conditions to the Offer” has not been satisfied or upon the occurrence of any of the events specified in “Conditions to the Offer.” Any determination concerning satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See “Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”), and, if applicable, the Rights Certificates, or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares, and, if applicable, such Rights (if such procedure is available), into the Depositary’s account (the “Book-Entry Transfer Facility”) pursuant to the procedures described herein under the caption “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

If Rights Certificates have been distributed to holders of Shares, such holders are required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment, for any reason, pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure described herein under the caption “Procedures for Tendering Shares,” such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedures for Tendering Shares.

Valid Tender of Shares.  In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date has occurred and a stockholder has sold its Rights separately from its Shares and does not otherwise acquire Rights, such stockholder may not be able to satisfy the requirements of the Offer for the tender of Shares.

Separate Delivery of Rights Certificates.  If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (i) three Nasdaq Global Market trading days after the date of execution of the Notice of Guaranteed Delivery and (ii) three business days after the date that Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.  The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary,

Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Shares are tendered:

(i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

(ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See the Instructions to the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of

Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

In all cases (including during any subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding, subject to a contrary, nonappealable determination with respect to such matter by a court of competent jurisdiction, which will be final and binding upon all persons. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither Purchaser, Trilogy Enterprises, Trilogy, nor any of their respective affiliates or assigns, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding, subject to a contrary, nonappealable determination with respect to such matter by a court of competent jurisdiction, which will be final and binding upon all persons.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.  By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 20, 2009). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities, except for any proxies or consents issued under a Potential Proxy Solicitation) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Autobytel’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies or consents in connection with a Potential Proxy Solicitation. Any such solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold a portion of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See the Instructions to the Letter of Transmittal.

4.  Withdrawal Rights.

Except as otherwise provided herein, tenders of Shares (and, if applicable, Rights) made pursuant to the Offer are irrevocable. Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 19, 2009. A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein, subject to Rule 14e-l(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See “Terms of the Offer.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described herein under the caption “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding, subject to a contrary, nonappealable determination with respect to such matter by a court of competent jurisdiction, which will be final and binding upon all persons. Neither Purchaser, Trilogy Enterprises, Trilogy, nor any of their respective affiliates or assigns, the Depositary, the Information Agent nor any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described herein under the caption “Procedures for Tendering Shares” (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5.	Certain Federal Income Tax Consequences.

The following is a summary of the principal federal income tax consequences of the Offer or the Proposed Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Proposed Merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of dissenter’s rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

The tax discussion set forth below is included for general information purposes only and is based upon present law. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed to such stockholder and the particular tax effects of the Offer and the Proposed Merger, including the application and effect of state, local and other tax laws.

The receipt of the Offer price or the receipt of cash pursuant to the Proposed Merger (whether as merger consideration or pursuant to the proper exercise of dissenter’s rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Proposed Merger and the amount of cash received for the Shares. The gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Proposed Merger. Such gain or loss will be capital gain or loss. Individual holders may be subject to tax on the net amount of such gain at a maximum rate of 15% provided that the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

Payments in connection with the Offer or the Proposed Merger may be subject to backup withholding at a 28% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder’s social security number or taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder’s correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder’s own tax advisor as to such stockholder’s qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.	Trading Market and Price.

The Shares are traded on The Nasdaq Global Market under the symbol “ATBL.” Such quotations have been limited and sporadic. The following table sets forth, for the periods indicated, the high and low trading prices for Shares on The Nasdaq Global Market based on published financial sources:

	Shares Market Data
	High	Low

Fiscal Year Ended December 31, 2007:
First Quarter	$4.03	$3.26
Second Quarter	$4.49	$3.30
Third Quarter	$4.40	$2.62
Fourth Quarter	$3.45	$2.24
Fiscal Year Ended December 31, 2008:
First Quarter	$2.93	$1.95
Second Quarter	$2.06	$1.25
Third Quarter	$1.53	$0.93
Fourth Quarter	$0.38	$0.98
Fiscal Year Ended December 31, 2009:
First Quarter	$0.57	$0.23
Second Quarter (through April 17, 2009)	$0.30	$0.25

According to Autobytel’s most recent Form 10-K filed with the Commission, Autobytel has never paid or declared a dividend.

On April 17, 2009, the last full trading day before we announced the Offer, the last reported sale price per Share of the Shares was $0.30. The Company’s stockholders are urged to obtain a current market quotation for the Shares.

7.	Certain Information Concerning the Company.

The information concerning Autobytel contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and it is qualified in its entirety by reference thereto. Neither Purchaser, Trilogy Enterprises, nor Trilogy assumes any responsibility for the accuracy or completeness of the information concerning Autobytel furnished by Autobytel or contained in such documents and records or for any failure by Autobytel to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Trilogy Enterprises, and Trilogy.

The name of the company that is the subject of the Offer is Autobytel Inc., and the address and telephone number of its principal executive offices is 18872 MacArthur Boulevard, Irvine, California 92612-1400 and (949) 225-4500, respectively.

The title of the class of equity securities that is the subject of the Offer is common stock, $0.001 par value per share. Based upon information in the most recently available filing with the Commission by the subject company, as of February 28, 2009, 45,219,679 shares of the subject securities were outstanding.

The Company is an automotive marketing services company that assists automotive dealers and manufacturers sell automobiles. By connecting consumers to automotive dealers and manufacturers through internet lead referral programs and on-line advertising, Autobytel provides automotive dealers and manufacturers with opportunities to market their vehicles to potential customers. Autobytel purchases from third parties and generates from Autobytel’s own websites consumer internet requests for pricing and availability on new and used cars as well as for vehicle financing (“Leads”). Autobytel sells the Leads primarily to its automotive dealer and manufacturer customers. Leads are purchased from a network of supplier websites, such as Edmunds, AOL, Kelley Blue Book, and Yahoo (“Network Websites”). These Network Websites provide substantially all of Autobytel’s Leads. Additionally,

Autobytel owns and operates consumer-facing automotive websites, including Autobytel.com®, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com®, that provide consumers with information and tools to aid them with their automotive purchase decisions. The websites owned by Autobytel provide a small percentage of Autobytel’s Leads but provide a significant portion of its page views for the advertising component of its business. In addition to advertising on its websites, Autobytel provides advertising opportunities for automotive manufacturers and other automotive advertisers through its marketing network, which includes Autobytel’s AutoReach advertising network and co-branded websites, such as ESPN.com. Autobytel conducts its business within the United States and within one business segment which is defined as providing automotive and marketing services.

Autobytel is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Autobytel’s directors and officers, their remuneration and options granted to them, the principal holders of Autobytel’s securities and any material interest of such persons in transactions with Autobytel is required to be disclosed in proxy statements distributed to Autobytel’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the Commission’s customary charges, by writing to the Commission’s principal address at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Autobytel that have been filed via the EDGAR system.

8.	Identity and Background of Filing Person(s).

Purchaser is a newly-formed Delaware corporation organized for the purpose of making the Offer. Purchaser has no assets or operations and has not carried on any activities other than in connection with the Offer and as described herein.

Purchaser is a direct, wholly-owned subsidiary of Trilogy Enterprises, Inc., a Delaware corporation. Trilogy Enterprises provides technology-powered business products and services to the automotive industry. Trilogy Enterprises may be deemed to control, and beneficially own securities owned by, Purchaser.

Purchaser is affiliated with Versata Enterprises, Inc., a Delaware corporation. Versata Enterprises provides enterprise software products and services. As of the date hereof, Versata Enterprises is Autobytel’s second largest stockholder and owns 3,346,003 (or approximately 7.4%) of the outstanding Shares.

Each of Trilogy Enterprises and Versata Enterprises is a direct, wholly-owned subsidiary of Trilogy, Inc., a Delaware corporation. Trilogy is a holding company and provides technology-powered business products and services through its subsidiaries. Trilogy may be deemed to control, and beneficially own securities owned by, each of Purchaser, Trilogy Enterprises, and Versata Enterprises.

Joseph A. Liemandt is the President, Chief Executive Officer, and Chairman of the Board of Directors of each of Purchaser and Trilogy Enterprises, an officer and a director of Versata Enterprises, and the President, Chief Executive Officer, Chairman of the board of directors, and controlling stockholder of Trilogy. Mr. Liemandt may be deemed to control, and beneficially own securities owned by, each of Purchaser, Trilogy Enterprises, Versata Enterprises, and Trilogy.

The address of the principal office or business address of each of Purchaser, Trilogy Enterprises, Versata Enterprises, Trilogy, and Mr. Liemandt is 6011 West Courtyard Dr., Suite 300, Austin, Texas 78730 and the business telephone number for such person as such address is (512) 874-3100.

Except as described in this Offer to Purchase or in Schedule I hereto, neither Purchaser, Trilogy Enterprises, Versata Enterprises, nor Trilogy nor any affiliate or subsidiary of any such corporation (nor, to the best knowledge of such corporations, any of the persons listed on Schedule I hereto) has:

(a) during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws;

(b) any contract, negotiation or transaction, whether or not legally enforceable, with any other person with respect to any securities of Autobytel, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations;

(c) since April 1, 2009, had any transaction with Autobytel or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer;

(d) since April 1, 2009, had any material negotiations, transactions or contacts with Autobytel concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of Autobytel’s securities, an election of Autobytel’s directors or a sale or other transfer of a material amount of assets of Autobytel; or

(e) during the past 60 days, beneficially owned or held any right to acquire any Shares or effected any transaction in the Shares.

Each of Purchaser, Trilogy Enterprises, Versata Enterprises, Trilogy, and Mr. Liemandt may be deemed to be a member of a group with respect to Autobytel or Autobytel’s securities and, consequently, may be deemed to beneficially own securities owned by each member of the group; provided, however, that each such person declares that neither the filing of this Offer to Purchase nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act or any other purpose, (i) the beneficial owner of any securities covered by this Offer to Purchase or (ii) a member of any syndicate or group with respect to Autobytel or any Autobytel securities.

Additional information, including the name, citizenship, address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of each of Purchaser, Trilogy Enterprises, Versata Enterprises, and Trilogy and certain other information, in included in Schedule I hereto.

Pursuant to Rule 14d-3 under the Exchange Act, Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part. The Schedule TO and this Offer to Purchase and the other exhibits to the Schedule TO, as well as other information filed by Trilogy, Versata Enterprises, Trilogy Enterprises, and Purchaser with the Commission, may be inspected at the Commission’s public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the Commission’s customary charges, by writing to the Commission’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Trilogy and Purchaser have filed with the Commission via the EDGAR system.

9.	Sources and Amount of Funds.

Purchaser’s parent company, Trilogy, has committed to provide for the funds necessary to purchase the Shares tendered in the Offer. Based upon Autobytel’s filings with the Commission, Purchaser estimates that funds in the amount of approximately $15.0 million will be necessary to purchase such Shares. As of the date hereof, Trilogy had available cash and cash equivalents in excess of such amount. The Offer is not subject to any financing condition.

Purchaser does not believe that its financial condition is relevant to a decision to tender in the Offer because (i) Purchaser is offering to pay solely in cash and to purchase all of the issued and outstanding Shares, (ii) the Offer is not subject to any financing condition, and (iii) Purchaser expect to use funds provided by Trilogy to consummate the Offer and the proposed second-step merger and pay the related fees and expenses.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements.

Trilogy has been involved in creating and delivering innovative solutions to the automotive industry for more than a decade. As part of that effort, Trilogy has made significant investments in technology-powered business solutions for the automotive industry. In addition, Trilogy regularly evaluates business opportunities and considers a variety of potential strategic options and investments, such as the Offer and the other proposed transaction with Autobytel described herein.

Trilogy regularly examines the operational and financial performance of Autobytel as detailed in Autobytel’s public filings. On September 26, 2008, Autobytel announced that it had engaged investment banking firm RBC Capital Markets Corporation (“RBC”) as its financial advisor to assist Autobytel in exploring and evaluating strategic alternatives to maximize stockholder value. Trilogy contacted RBC in October 2008 regarding its interest in a possible sale of Autobytel. RBC asked Trilogy to enter into a restrictive non-disclosure agreement that contained a lock-up provision as a condition to participation in the strategic alternatives evaluation process. Trilogy elected not to enter into the non-disclosure agreement and participate in RBC’s process.

In October 2008, Versata Enterprises began acquiring Shares through open market transactions. As of the date of this Offer to Purchase, Versata Enterprises owns 7.4% of the outstanding Shares and is the second largest stockholder of Autobytel. Trilogy, Versata, and Mr. Liemandt filed a Statement of Ownership on Schedule 13D with the Commission on November 24, 2008, and amended the Schedule 13D on December 12, 2008. Each of Trilogy, Versata, and Mr. Liemandt indicated in the Schedule 13D that such person may have an interest in acquiring all of the outstanding Shares.

On January 7, 2009, Trilogy’s President and Chief Executive Officer, Joseph A. Liemandt, and Senior Vice-President of Corporate Development, Sean P. Fallon, met with two members of Autobytel’s Board of Directors, Jeffrey H. Coats and Janet M. Thompson. The purpose of the meeting was to conduct an introduction between the two companies in light of Trilogy’s substantial investment in Autobytel. At the meeting, Trilogy provided its perspective regarding Autobytel’s prospects and what initiatives Trilogy would implement, if it were to acquire control of Autobytel in the future. As part of that discussion, Trilogy outlined certain innovative solutions that Trilogy had developed for the automotive industry. Autobytel indicated that it was interested in learning more about the solutions and the two companies commenced a process to provide Autobytel with additional information.

From January through April 2009, Autobytel executives met with Trilogy operations executives periodically to discuss the automotive solutions that Trilogy had developed.

On January 22, 2009, Autobytel announced that it was suspending its evaluation of strategic alternatives involving a possible sale of Autobytel and that it had concluded that stockholder value would not be maximized by a sale of Autobytel in the current economic environment.

On March 12, 2009, Autobytel announced its financial results for the fourth quarter of 2008 and the fiscal year ended December 31, 2008, including a net loss for the fourth quarter of $15.1 million, including severance-related costs of $5.1 million and non-cash impairment charges totaling $5.5 million, and a decrease in cash to $5 million from the third quarter of 2008.

On March 16, 2009, after reviewing the disappointing financial results, Mr. Fallon spoke with Mr. Coats regarding Autobytel’s financial condition. Mr. Fallon expressed Trilogy’s concerns that Autobytel needed to dramatically reduce its expenses and undertake bolder and more innovative actions than those being undertaken by Autobytel in order to forestall continued cash losses and preserve stockholder value. Mr. Coats indicated that Autobytel’s management was taking several actions and that he anticipated that Trilogy would be pleased with the results.

Trilogy subsequently determined that, given Autobytel’s financial and operational performance and the broader market difficulties of operating an automotive lead company, the best course of action with respect to Trilogy’s investment in Autobytel was for Trilogy to seek to acquire control of Autobytel through a tender offer.

11. Purposes of the Offer and Plans, Proposals or Negotiations.

Purpose of the Offer.  The purpose of the Offer and the Proposed Merger is to enable Trilogy to acquire control of, and ultimately acquire the entire equity interest in, Autobytel. Purchaser currently intends, either as soon as practicable after consummation of the Offer, or, in the event that it undertakes a Potential Proxy Solicitation as described herein, upon the receipt of a sufficient number of stockholder proxies or consents, if earlier, to seek maximum representation on Autobytel’s Board. Purchaser intends, in either instance, to seek to remove Autobytel’s existing directors and to replace them with directors which Purchaser believes will consider, to the extent consistent with Autobytel’s Board’s fiduciary duties, to take actions to satisfy the Section 203 Condition, the Rights Condition, the Board Control Condition and to otherwise support the consummation of the Offer and the Proposed Merger. See “Introduction.”

Purchaser, however, reserves the right to amend the terms of the Proposed Merger or to pursue an alternative second-step business combination transaction involving Autobytel in which the Shares not owned by Trilogy or its subsidiaries (including, without limitation, Purchaser) would be converted into or exchanged for cash, shares of Trilogy common stock and/or other securities or consideration.

At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by Trilogy or its subsidiaries (including, without limitation, Purchaser and Versata Enterprises) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) would be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer.

If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to its equity ownership in Autobytel, Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as it shall determine, which may be different from the price paid in the Offer. Purchaser also reserves the right to dispose of Shares that it may acquire.

In connection with the Offer, Purchaser has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that Purchaser acquires Autobytel. If Purchaser acquires Autobytel or otherwise obtains access to the books and records of Autobytel, Purchaser intends to conduct a detailed review of Autobytel and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, without limitation, changes in Autobytel’s business, facility locations, corporate structure, marketing strategies, capitalization, management or dividend policy.

The Merger.  Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Proposed Merger without a vote of Autobytel’s Board or stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares, then, under the DGCL as currently in effect, the Proposed Merger would require the adoption of a plan of merger by Autobytel’s Board and the approval of the holders of a majority of the outstanding Shares. Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and if Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction without the affirmative vote of other stockholders, assuming approval by Autobytel’s Board. The treatment of Shares for Autobytel’s stockholders who properly perfect their appraisal rights if the proposed second-step merger does take place is discussed herein under the caption “Appraisal Rights.”

Notwithstanding the foregoing, certain terms of the Rights and certain provisions of the DGCL may affect Purchaser’s ability to obtain control of Autobytel and Purchaser’s ability to consummate the Proposed Merger. The exact timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of Autobytel’s Board, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition and all other conditions set forth in “Conditions to the Offer” are satisfied or waived. There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated.

Set forth below are certain factors that may affect the ability of Purchaser to obtain control of Autobytel and to cause Autobytel to consummate the Proposed Merger.

The Rights Condition.  Consummation of the Offer is conditioned upon Autobytel’s Board redeeming the Rights, or Purchaser being satisfied, in its discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger. The following summary is qualified in its entirety by reference to the Rights Agreement.

The terms of the Rights are set forth in the Rights Agreement. According to the Rights Agreement, on July 30, 2004, Autobytel’s Board declared a dividend of one Right for each Share outstanding as of August 10, 2004 (and for each Share that becomes outstanding between such date and the Distribution Date). Each Right entitles the registered holder to purchase from Autobytel one one-hundredth of a Preferred Share at the Preferred Share Purchase Price, subject to adjustment. The Rights are transferable only with the Shares until they become exercisable. The Rights will not become exercisable until the Distribution Date and will expire on the Rights Expiration Date, unless earlier redeemed by Autobytel.

Under the Rights Agreement, the “Distribution Date” will occur upon the earliest of (i) the tenth day after the first date of a public announcement that a person or group of affiliated or associated persons (other than certain specifically designated persons or groups) (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding Shares or (ii) the tenth business day (or such later date as may be determined by action of Autobytel’s Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Shares.

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred only in connection with the transfer of Shares. From and after the Distribution Date, the Rights will separate from the Shares and the Share Certificates. The Rights Agreement further provides that as soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and from and after the Distribution Date, the Rights will be evidenced solely by such separate Rights Certificates. The Rights Agreement provides that from and after the Distribution Date, each Right (other than those that have become void) will be exercisable to purchase one one-hundredth of a Preferred Share at the Preferred Share Purchase Price, subject to adjustment.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will have the right to receive upon exercise of a Right and payment of the Preferred Share Purchase Price, that number of Shares having a market value of two times the Preferred Share Purchase Price. In the event that, after a person or group has become an Acquiring Person, Autobytel is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom Autobytel has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Preferred Share Purchase Price.

The Preferred Share Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to as provided under the Rights Agreement.

Until the earliest of (1) the date of the Distribution Date and (2) the Rights Expiration Date, Autobytel’s Board may redeem all, but not less than all, Rights at a price of $0.001 per Right, as adjusted.

The Company Board may, from time to time, without the approval of any holders of Rights, supplement or amend any provision of the Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights; provided, however, that from and after the earliest of (1) the time a person becomes an Acquiring Person or (2) the Rights Expiration Date, the Rights Agreement may not be supplemented or amended in any manner that would adversely affect any holder of outstanding Rights (other than the Acquiring Person) or cause the Rights to again become redeemable.

The Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of the greater of (1) $1.00 per share and (2) an amount equal to 100 times the dividend declared per Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment equal to $100 per Preferred Share. Each Preferred Share has 100 votes per share, and votes together with the Shares. In the event of any merger, consolidation or other transaction in which the Shares are changed or exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Share.

Because of the nature of the dividend, liquidation and voting rights of the Preferred Shares, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Share.

Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

Purchaser expects, if necessary, to seek to remove each of the current members of Autobytel’s Board and any person (other than any nominees appointed pursuant to a Potential Proxy Solicitation) elected or appointed to Autobytel’s Board by such directors to fill any vacancy on Autobytel’s Board or any newly-created directorships and elect our nominees to serve as directors of Autobytel. Subject to their fiduciary duties, the Purchaser nominees, if elected, are expected to support the Offer and the Proposed Merger and take actions necessary to satisfy the Rights Condition.

Statutory Requirements.  Under the DGCL and Autobytel’s amended and restated certificate of incorporation, if the Section 203 Condition is satisfied, a merger of Autobytel would require the approval of Autobytel’s Board and the holders of a majority of the outstanding Shares. Absent satisfaction of the Section 203 Condition, Section 203 could significantly delay Purchaser’s ability to acquire the entire equity interest in Autobytel. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, Autobytel approves the Offer and the Proposed Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by Trilogy and its subsidiaries (including Versata Enterprises and Purchaser), would represent at least 85% of the Shares outstanding (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of Autobytel).

Purchaser reserves the right to waive the Section 203 Condition, although there can be no assurance that it will do so. Purchaser has not determined whether it would be willing to do so under any circumstances. If Purchaser waives the Section 203 condition and purchases Shares pursuant to the Offer or otherwise and Section 203 is applicable, Purchaser may nevertheless seek to consummate a merger or other business combination with Autobytel. Purchaser believes it would be able to cause the consummation of such a merger or other business combination if Purchaser owns a majority of the outstanding Shares and (i) such merger or other business combination is approved by Autobytel’s Board and authorized at an annual or special meeting of stockholders of Autobytel, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by Trilogy and its subsidiaries or their affiliates and associates; or (ii) such merger or other business combination occurs after the expiration of three years following the time Purchaser became an interested stockholder.

On the other hand, if Purchaser waives the Section 203 Condition and purchases Shares pursuant to the Offer or otherwise and is prevented by Section 203 from consummating a merger or other business combination with Autobytel, Purchaser may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with Autobytel. Purchaser has not determined whether it would take any of the actions described above under such circumstances.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp , the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Purchaser does not believe that the anti — takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti — takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In any such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer.

Appraisal Rights.  No appraisal rights are available in connection with the Offer. However, if a merger (including, without limitation, the Proposed Merger) involving Autobytel is consummated on the terms currently contemplated by this Offer to Purchase, stockholders of Autobytel who have not tendered their Shares will have certain rights under the DGCL to dissent from the proposed merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders of Autobytel who perfect such rights by complying with the procedures set forth in Section 262 of the DCGL (“Section 262”) will have the “fair value” of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of such merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, “to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern,” to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Purchaser intends, however, to cause the surviving corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the price paid in the Offer.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights under the DGCL. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the DGCL. See Schedule II to this Offer to Purchase for the complete text of Section 262.

12.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, Autobytel should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, Shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser’s rights described herein under the caption “Conditions to the Offer,” Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, Autobytel should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional Shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on Autobytel’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights described herein under the caption “Conditions to the Offer,” (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13.	Conditions to the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment, purchase, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), or pay for, and may delay the acceptance for payment or the payment for any Shares tendered pursuant to the Offer, and may terminate the Offer, if, (a) at or prior to the Expiration Date, any of the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, or the Board Control Condition has not been satisfied or (b) at any time on or after April 20, 2009 and at or prior to the Expiration Date (or thereafter in relation to any condition dependent upon any governmental or regulatory approval), any of the following events shall occur or conditions shall exist: (i) Autobytel or any of its subsidiaries shall have entered into an agreement with respect to any merger or any comparable event not in the ordinary course of business; or (ii) Purchaser shall have reached an agreement with Autobytel providing for termination of the Offer; which, in the judgment of Purchaser, regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, in its sole discretion, regardless of the circumstances (including, without limitation, any action or omission by Autobytel or Purchaser) giving rise to any such conditions or, subject to the Offer remaining open for a minimum period of time following waiver of a material condition as required by the rules and regulations of the Commission, may be waived by Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. To the extent permitted by the rules and regulations of the Commission which require the satisfaction or waiver of conditions prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon any governmental or regulatory approval), the failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Subject to any applicable legal requirements, any determination by Purchaser concerning any condition or event described herein may be challenged by Autobytel stockholders in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

14.	Certain Agreements, Regulatory Requirements and Legal Proceedings.

General.  Based upon its examination of publicly available information with respect to Autobytel, Purchaser is not aware of (i) any license or other regulatory permit that appears to be material to the business of Autobytel or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s present intention, except as described herein under the caption “State Takeover Laws” and above under “Purposes of the Offer and Plans, Proposals or Negotiations” to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Shares if any of the conditions described herein under the caption “Conditions to the Offer” shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Autobytel or Purchaser or that certain parts of the businesses of Autobytel, Purchaser or Trilogy might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to legal matters discussed herein under the caption “Conditions to the Offer.”

State Takeover Laws.  A number of states (including Delaware, where Autobytel is incorporated) have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. See “Purposes of the Offer and Plans, Proposals or Negotiations” and “Conditions to the Offer.”

15.	Fees and Expenses.

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Trilogy has retained Morrow & Co., LLC, as the information agent, and Continental Stock Transfer & Trust Company, as the depositary and paying agent, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent will be paid reasonable and customary compensation for its services in connection with the Offer and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities laws.

Purchaser will pay Continental Stock Transfer & Trust Company reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify them against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

16.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the Commission a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in “Identity and Background of Filing Person(s).”

POTENTIAL PROXY SOLICITATION

As discussed in this Offer to Purchase, neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies or consents from Autobytel’s stockholders. Any such solicitation will be made only pursuant to separate proxy or consent solicitation materials complying with all applicable requirements of Section 14(a) of the Exchange Act.

Dated: April 20, 2009

SCHEDULE I

Additional Information

1.	Directors and Executive Officers of Trilogy.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Trilogy. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Trilogy. Unless otherwise indicated, the business address of each such person is c/o Trilogy, Inc. at 6011 West Courtyard Drive, Austin, Texas 78730 and each such person is a citizen of the United States.

Directors and Executive Officers	Present Principal and Five-Year Employment History

Joseph A. Liemandt	Mr. Liemandt founded Trilogy and has been a director since 1989. Mr. Liemandt has been Trilogy’s President and Chief Executive Officer since its founding.
Diane Liemandt-Reimann	Ms. Liemandt-Reimann has been a director of Trilogy since 1994.
Jim Abolt	Mr. Abolt has been a director of Trilogy since 2008. Mr. Abolt is Trilogy’s Vice President of Human Resources.
Lance A. Jones	Mr. Jones has been Trilogy’s Vice President and General Counsel since 2000. In 2005, Mr. Jones was also named Trilogy’s Secretary. Mr. Jones joined Trilogy in 2000.
Andrew S. Price	Mr. Price has been Trilogy’s Vice President of Finance since April 2009. Mr. Price has been employed by Trilogy or its affiliates since before 2004.
Sean Fallon	Mr. Fallon has been Trilogy’s Senior Vice President of Corporate Development since April 2009. Mr. Fallon joined Trilogy in 1999. Mr. Fallon served previously as Trilogy’s Treasurer and Vice President of Finance.

2.	Directors and Executive Officers of Trilogy Enterprises.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Trilogy Enterprises. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Trilogy Enterprises. Unless otherwise indicated, the business address of each such person is c/o Trilogy, Inc., at 6011 West Courtyard Drive, Austin, Texas 78730 and each such person is a citizen of the United States.

Directors and Executive Officers	Present Principal and Five-Year Employment History

Joseph A. Liemandt	Mr. Liemandt has been a director of Trilogy Enterprises since June 2006. Mr. Liemandt has been Trilogy Enterprises’ President and Chief Executive Officer since June 2006. See above for employment history.
Lance A. Jones	Mr. Jones has been a director of Trilogy Enterprises since November 2008. Mr. Jones has been Trilogy Enterprises’ Vice President, General Counsel and Secretary since June 2006. See above for employment history.
Andrew S. Price	Mr. Price has been a director of Trilogy Enterprises since April 2009. Mr. Price has been Trilogy Enterprises’ Vice President of Finance since April 2009. See above for employment history.
Sean Fallon	Mr. Fallon has been Trilogy Enterprises’ Senior Vice President of Corporate Development since April 2009. See above for employment history.

3.	Directors and Executive Officers of Purchaser.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Purchaser. Unless otherwise indicated, the business address of each such person is c/o Trilogy, Inc., at 6011 West Courtyard Drive, Austin, Texas 78730 and each such person is a citizen of the United States.

Directors and Executive Officers	Present Principal and Five-Year Employment History

Joseph A. Liemandt	Mr. Liemandt has been a director of Purchaser since April 2009. Mr. Liemandt has been Purchaser’s President and Chief Executive Officer since April 2009. See above for employment history.
Lance A. Jones	Mr. Jones has been a director of Purchaser since April 2009. Mr. Jones has been Purchaser’s Vice President, General Counsel and Secretary since April 2009. See above for employment history.
Andrew S. Price	Mr. Price has been a director of Purchaser since April 2009. Mr. Price has been Purchaser’s Vice President of Finance since April 2009. See above for employment history.
Sean Fallon	Mr. Fallon has been Purchaser’s Senior Vice President of Corporate Development since April 2009. See above for employment history.

4.	Directors and Executive Officers of Versata Enterprises.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Versata Enterprises. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Versata Enterprises. Unless otherwise indicated, the business address of each such person is c/o Trilogy, Inc., at 6011 West Courtyard Drive, Austin, Texas 78730 and each such person is a citizen of the United States.

Directors and Executive Officers	Present Principal and Five-Year Employment History

Joseph A. Liemandt	Mr. Liemandt has been a director of Versata Enterprises since March 2006. Mr. Liemandt has been Versata Enterprises’ Assistant Secretary since July 2006. See above for employment history.
Lance A. Jones	Mr. Jones has been a director of Versata Enterprises since November 2008. Mr. Jones has been Versata Enterprises’ Vice President, General Counsel and Secretary since July 2006. See above for employment history.
Andrew S. Price	Mr. Price has been a director of Versata Enterprises since April 2009. Mr. Price has been Versata Enterprises’ Vice President of Finance since April 2009. See above for employment history.
Randall Jacops	Mr. Jacops has been Versata Enterprises’ President and Chief Executive Officer since July 2006. Mr. Jacops has been employed by Trilogy or its affiliates since before 2004.
Chris Smith	Mr. Smith has been Versata Enterprises’ Vice President and Chief Operating Officer since July 2006. Mr. Smith has been employed by Trilogy or its affiliates since before 2004.
Sean Fallon	Mr. Fallon has been Versata Enterprises’ Senior Vice President of Corporate Development since April 2009. See above for employment history.

DIRECTORS AND EXECUTIVE OFFICERS WHO OWN SHARES OF THE COMPANY

The following table sets forth the name of each director and executive officer of Trilogy, Trilogy Enterprises, Purchaser and Versata Enterprises who beneficially owns Shares of Autobytel and the number of the Shares beneficially owned by each as of April 20, 2009.

	Number of Shares	Percentage
Name of Beneficial Owner	Beneficially Owned	of Class

Joseph A. Liemandt(1)	3,346,003	7.4%

(1)	Mr. Liemandt is a controlling stockholder of Trilogy who may be deemed to control the Shares owned by Versata Enterprises.

SCHEDULE II

DELAWARE GENERAL CORPORATION LAW
SECTION 262
APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds Shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such Shares, who continuously holds such Shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s Shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more Shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the Shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the Shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any Shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the Shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which Shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional Shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the Shares of stock, depository receipts and cash in lieu of fractional Shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the Shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the Shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to Shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the Shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s Shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s Shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s Shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all Shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s Shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s Shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s Shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of Shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their Shares and with whom agreements as to the value of their Shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the Shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of Shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the Shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The Shares of the surviving or resulting corporation to which the Shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued Shares of the surviving or resulting corporation.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By First Class Mail:	By Certified or Express Delivery:	By Hand:
17 Battery Place, 8th Floor New York, NY 10004	17 Battery Place, 8th Floor New York, NY 10004	17 Battery Place, 8th Floor New York, NY 10004

By Facsimile (for Eligible Institutions only):	Confirm Receipt of Facsimile by Telephone:
(212) 616-7610	(212) 509-4000 ext. 536

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: trilogy.info@morrowco.com